Exhibit 3.5

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

JBS USA FOOD COMPANY HOLDINGS

DATED NOVEMBER 20, 2025

JBS USA Food Company Holdings (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.	The Corporation was originally incorporated under the name of Luker Inc. The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on December 21, 2015 (the “COI”), and it was amended by a Certificate of Amendment to the Certificate of Incorporation filed with the office of the Secretary of State of the State of Delaware on December 21, 2015 (as amended, the “Amended COI”), changing the Corporation’s name from Luker Inc. to JBS USA Food Company Holdings.

2.	This Amended and Restated Certificate of Incorporation, which restates and amends the Certificate of Incorporation of the Corporation, has been duly adopted in accordance with the provisions of Section 242 and 245 of the DGCL by an agreement and resolutions of the board of directors of JBS USA Food Company and the Corporation.

Article I.

NAME

The name of the Corporation is JBS USA Food Company Holdings (hereinafter, the “Corporation”).

Article II.

REGISTERED OFFICE

The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware 19801, located in New Castle County. The registered agent of the Corporation at that address is The Corporation Trust Company.

Article III.

PURPOSE

The purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Article IV.

CAPITAL STOCK

The total authorized capital stock of the Corporation shall be 1,000 shares of common stock, par value $0.01 per share (“Common Stock”) and (ii) 1,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

Article V.

SERIES A pREFERRED STOCK

1,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Shares”, with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

1.	Dividends.

(a) The registered holders of shares of Series A Preferred Shares shall be entitled to receive when as and if declared by the Board of Directors (as defined below), out of funds legally available therefor, cumulative cash dividends computed at the rate of 6.00% per annum (the “Series A Preferred Dividend Rate”) of the Original Issue Price (as defined below) per share plus all accumulated and unpaid dividends thereon rounded to the nearest whole cent (with one half cent rounded up). Each such dividend shall be payable in arrears to the registered holders of record of Series A Preferred Shares as they appear in the Corporation’s stock transfer ledger at the close of business on such record date in each dividend period as shall be fixed by the Board of Directors. Accrued and unpaid dividends for any past dividend period may be declared and paid at any time and for such interim periods without reference to any regular dividend payment date, to holders of record on such date. Any dividend payment made on Series A Preferred Shares shall first be credited against the earliest unpaid dividend with respect to Series A Preferred Shares which remains payable. “Original Issue Price” means, in respect of each Series A Preferred Share, $10,000.

(b) The registered holders of Series A Preferred Shares shall not be entitled to any dividends whether payable in cash, property or stock, in excess of the cumulative dividends entitlement on the Series A Preferred Shares provided herein. On the last day of each tax year of the Corporation, the total amount of unpaid dividends on Series A Preferred Shares at such date shall accrue additional dividends at the Series A Preferred Dividend Rate.

(c) The Corporation shall not pay dividends on or make any other distributions on any Common Stock or non-voting Common Stock until all accrued but unpaid dividends on the Series A Preferred Shares have been declared and fully paid or irrevocably set aside for payment. If at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred Shares, such payment shall be distributed pro rata among the holders thereof based on the aggregate accrued but unpaid dividends on the Series A Preferred Shares held by each such holder.

(d) The dividends on the Series A Preferred Shares shall accumulate whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared.

2.	Liquidation Rights. The Series A Preferred Shares will rank senior to the Common Stock and non-voting Common Stock as to amounts payable upon any liquidation, dissolution or winding up of the Company. Holders of the Series A Preferred Shares will be entitled to receive out of the assets the Corporation has legally available for distribution to its stockholders $10,000 per Series A Preferred Share.

3.	Voting. Each Series A Preferred Share will be entitled to one vote per share with respect to the election of directors and on all matters submitted generally to a vote of the stockholders of the Corporation. Except as otherwise required by law, in respect of all matters concerning the voting of shares of capital stock of the Corporation, the Series A Preferred Shares and shares of the Common Stock (and any other class or series of capital stock of the Corporation entitled to vote generally with the Common Stock) shall vote as a single class and such voting rights shall be identical in all respects.

4.	Further Issuances. The Corporation may, from time to time, issue additional shares of Preferred Stock in one or more series. The Board of Directors is hereby authorized to provide from time to time by resolution or resolutions for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate of designation pursuant to the DGCL. The Board of Directors may issue fractional shares of Preferred Stock (including fractional shares of Series A Preferred Shares).

Article VI.

BOARD OF DIRECTORS

The business of the Corporation shall be managed under the direction of the Board of Directors of the Corporation (the “Board of Directors”) except as otherwise provided by law. The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation (the “Bylaws”). Election of directors need not be by written ballot unless the Bylaws shall so provide.

The Board of Directors shall have the power to make, alter or repeal the Bylaws except as otherwise provided in the Bylaws adopted by the Corporation’s stockholders.

Article VII.

DIRECTORS PROTECTED

The directors shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the DGCL, as it presently exists or may hereafter be amended from time to time.

1.	A director shall under no circumstances have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for those breaches and acts or omissions with respect to which the DGCL expressly provides that this provision shall not eliminate or limit such personal liability of directors. Neither the modification or repeal of this paragraph 1 of Article VII nor any amendment to the DGCL that does not have retroactive application shall limit the right of the directors hereunder to exculpation from personal liability for any act or omission occurring prior to such amendment, modification or repeal.

2.	The Corporation shall indemnify each director and officer of the Corporation to the fullest extent permitted by applicable law, except as may be otherwise provided in the Bylaws, and in furtherance hereof the Board of Directors is expressly authorized to amend the Bylaws from time to time to give full effect hereto, notwithstanding possible self-interest of the directors in the action being taken. Neither the modification or repeal of this paragraph 2 of Article VII nor any amendment to the DGCL that does not have retroactive application shall limit the right of the directors and the officers to indemnification hereunder with respect to any act or omission occurring prior to such modification, amendment or repeal.

3.	Expenses incurred by any person who may have a right of indemnification under this Article VII in defending a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation.

Article VIII.

RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred herein upon the Corporation’s stockholders, directors and officers are granted subject to the rights reserved in this Article VIII.

Article IX.

SEVERABILITY

If any provision of this Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate of Incorporation shall be enforceable in accordance with its terms.

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IN WITNESS WHEREOF, I, the undersigned, being a duly authorized officer of the Corporation have hereunto set my hand on the date first above written.

By:	/s/ Victor Machado
	Name:	Victor Machado
	Title:	Authorized Officer

(Signature Page to Amended and Restated Certificate of Incorporation of JBS USA Food Company Holdings)